Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Dallas, TX, March 8, 2016 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the quarter ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	NXRT paid its third quarterly dividend of $0.206 per share of NXRT common stock on December 31, 2015. On March 7, 2016, NXRT’s board of directors approved a quarterly dividend of $0.206 per share of NXRT common stock, payable on March 31, 2016 to stockholders of record on March 18, 2016

•	AFFO[1] totaled $7.4 million, or $0.35 per common share, compared to $7.9 million for the third quarter of 2015

•	FFO¹ totaled $6.9 million, or $0.33 per common share, compared to $7.0 million for the third quarter of 2015

•	NOI¹ of $16.6 million, including two months for one property acquired during the quarter, compared to $15.7 million for the third quarter of 2015, and $60.4 million for the year ended December 31, 2015

•	Rental income increased to $28.6 million for the quarter, compared to $27.0 million for the third quarter of 2015

•	Net loss of $1.9 million, $(0.10) per common share; includes depreciation and amortization of $10.0 million

•	As of December 31, 2015, weighted average effective monthly rent per unit across all 42 properties, consisting of 13,155 units, was $803, while physical occupancy was 93.9%

•	NXRT completed upgrades on 552 units during the quarter and 2,313 for the year ended December 31, 2015, inclusive of all full and partial renovations. Since inception, we have completed 2,643 upgrades and achieved a $93 average monthly rental increase per unit, which equates to a 21.5% ROI on all units leased through December 31, 2015

[1]	AFFO, FFO and NOI are non-GAAP measures. For reconciliations of AFFO, FFO and NOI to net income and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

•	Same Store rental income, NOI and occupancy increased 7.6%, 7.3%, and 140 basis points to 94.2%, respectively, as compared to the fourth quarter of 2014

•	Same Store property operating expenses increased 11.5%, driven primarily by real estate tax increases

•	During the quarter, NXRT acquired one multifamily community, The Place at Vanderbilt, totaling 333 units, for a purchase price of $19.25 million. During the year ended December, 31, 2015, NXRT acquired 10 multifamily communities for a combined purchase price of approximately $277.4 million

Jim Dondero, Chairman and President of NXRT, said, “NXRT closed out 2015 with another strong quarter, particularly within our same store pool, and we sourced another opportunistic acquisition in one of our core markets. As we look ahead to 2016, I see continued strength of Class B apartment fundamentals across our markets and our properties should continue to see enhanced demand and operating performance. NXRT continues to be a dogged advocate for our shareholders, and we intend to make thoughtful and accretive business decisions as opportunities arise in 2016.”

Fourth Quarter and Full Year Financial Results

For the quarter ended December 31, 2015, AFFO attributable to common stockholders was $7.4 million, or $0.35 per common share, and FFO was $6.9 million, or $0.33 per common share. For the year ended December 31, 2015, AFFO attributable to common stockholders was $29.5 million, or $1.38 per common share, and FFO was $25.6 million, or $1.20 per common share.

The Company recorded a net loss in the fourth quarter of 2015 of $1.9 million, which included depreciation and amortization of $10.0 million. This is compared to a net loss of $6.1 million for the fourth quarter of 2014, which included depreciation and amortization of $10.2 million. For the year ended December 31, 2015, the Company had a net loss of $10.9 million, which included $40.8 million of depreciation and amortization. This is compared to a net loss of $17.5 million for the year ended December 31, 2014, which included depreciation and amortization of $21.6 million.

The change in the Company’s FFO and AFFO for the year ended December 31, 2015 as compared to FFO and AFFO for the year ended December 31, 2014 primarily relates to the Company acquiring, owning and operating an additional 10 properties for a total of 42 properties as of December 31, 2015, as compared to acquiring, owning and operating 32 properties as of December 31, 2014.

Fourth Quarter Same Store Operating Results

The Company’s Same Store properties at December 31, 2015 included 25 properties totaling 7,532 units, or approximately 57% of the Company’s 13,155 units. These Same Store properties represented approximately 55% of NXRT’s NOI for the quarter ended December 31, 2015.

Same Store rental income, NOI, and occupancy increased 7.6%, 7.3%, and 140 basis points to 94.2%, respectively, in the fourth quarter of 2015, as compared to the fourth quarter of 2014.

Fourth Quarter and Full Year Multifamily Acquisitions

As previously announced, during the fourth quarter of 2015, NXRT acquired one property: The Place at Vanderbilt, a 333-unit Class B multifamily community built in 1984 and located in Fort Worth, TX, for a purchase price of $19.25 million.

The Place at Vanderbilt was financed in part through the assumption of a $13.875 million floating rate mortgage with an interest rate of 2.23% over 30-day LIBOR, that matures on January 1, 2022. The balance of the purchase price was funded using NXRT’s available unrestricted cash.

During the year ended December 31, 2015, NXRT acquired 10 multifamily properties for a total purchase price of approximately $277.4 million.

Fourth Quarter and Full Year Value-Add Programs

In the fourth quarter, rehab capital expenditures, which includes interior, exterior and common area improvements, totaled $9.0 million.

Total rehab capital expenditures for the year ended December 31, 2015 were $35.1 million.

Fourth Quarter 2015 Dividend

On November 10, 2015, the Company declared a quarterly dividend of $0.206 per share of NXRT common stock, payable on December 31, 2015 to stockholders of record on December 15, 2015.

2016 Full Year Guidance

The Company is expecting full year 2016 guidance for NOI, FFO, and AFFO as follows:

•	NOI: $69.1 million – $71.1 million

•	FFO: $1.49 – $1.57 per share

•	AFFO: $1.54 – $1.62 per share

Additional information on the fourth quarter results and 2016 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Multifamily Dispositions

In general, NXRT intends to hold its multifamily properties for production of rental income. During the year ended December 31, 2015, we did not sell any of our multifamily properties. Economic and market conditions may influence us to hold our investments for different periods of time. From time to time, we may sell an asset before the end of the expected holding period, particularly if we receive a bona fide unsolicited offer with attractive terms, if we have an upcoming liquidity need, such as a debt maturing, or if the sale of the asset would otherwise be in the best interests of our stockholders. When reviewing whether a sale is in the best interests of our stockholders, we take into consideration whether market conditions and asset positioning have maximized the value of the property to us and any potential adverse tax consequences of a sale. In some cases, we may determine that a particular market no longer fits within our business strategy and sell assets to exit that market.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of NexPoint Residential Trust, Inc.

Fourth Quarter Earnings Conference Call

NXRT will host a call to discuss its fourth quarter results on Tuesday, March 8, 2016 at 11:00 a.m. ET. The number to call for this interactive teleconference is (888) 417-8533, or for international callers, (719) 457-1512, in each case using passcode 6469595. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Tuesday, March 15, 2016, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 6469595.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2016. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review NXRT’s Forms 10-Q for the first, second, and third quarters of 2015, as well as the Form 10-K for the year ended December 31, 2015 that will be filed with the SEC on or before March 30, 2016 for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Definitions and Reconciliations

This press release includes analysis of adjusted funds from operations, or AFFO, funds from operations, or FFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of AFFO, FFO, and NOI, see our Forms 10-Q for the first, second, and third quarters of 2015, as well as our Form 10-K for the year ended December 31, 2015, that will be filed with the SEC on or before March 30, 2016. This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the fourth quarter of 2015 includes 25 properties totaling 7,532 units, or approximately 57% of the Company’s 13,155 units.

FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common shareholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with Net Loss before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common shareholders. AFFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, equity-based compensation expenses and the amortization of deferred loan costs. AFFO will also be adjusted to include any gains (losses) from sales of property to the extent excluded from FFO and exclude relevant noncontrolling interests. We will not have any equity-based compensation expenses unless and until our stockholders approve an amendment to the Company’s charter to remove the 1940 Act compliance requirements.

We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the years ended December 31, 2015, 2014, and 2013 (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2014	2013
Net loss	$(10,992)	$(17,532)	$(172)
Depreciation and amortization	40,801	21,645	142
Gain on eminent domain	(158)	—	—
Adjustment for noncontrolling interests	(4,012)	(563)	—

FFO attributable to common stockholders	25,639	3,550	(30)

FFO per share	$1.20	$0.17	$(0.00)

Acquisition costs	2,975	8,639	137
Gain on eminent domain	158	—	—
Amortization of deferred financing costs	1,081	320	—
Equity-based compensation expenses	—	—	—
Adjustment for noncontrolling interests	(365)	(1,048)	—

AFFO attributable to common stockholders	29,488	11,461	107

AFFO per share	$1.38	$0.54	$0.01

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties, to determine trends in earnings and to compute the fair value of our properties as it is not affected by (1) cost of funds, (2) acquisition costs, (3) non-operating fees paid to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses and other gains and losses that are specific to us and (6) entity level general and administrative expenses that are either non-recurring in nature or incurred on behalf of us at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of any noncontrolling interests, details our net operating income for the years ended December 31, 2015, 2014, and 2013 (in thousands):

	Year Ended December 31,
	2015	2014	2013
Net loss	$(10,992)	$(17,532)	$(172)
Advisory and administrative fees	5,565	1,653	22
Corporate general and administrative fees	2,455	—	—
Non-recurring property general and administrative expenses and other	1,109	415	—
Depreciation and amortization	40,801	21,645	142
Interest expense	18,469	7,274	—
Acquisition costs	2,975	8,639	137

Net operating income	$60,382	$22,094	$129

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year. There are twenty-five properties meeting this definition for the fourth quarter of 2015: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Meridian, Silverbrook, Timberglen, Toscana, The Grove at Alban, Willowdale Crossing, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Colonial Forest, Courtney Cove, Park at Blanding, Park at Regency, The Summit at Sabal Park, Jade Park, Mandarin Reserve, Timber Creek, Belmont at Duck Creek, and Radbourne Lake.

Reconciliation of Guidance for 2016 NOI, FFO and AFFO

The Company anticipates that net loss will be in the range between $2.0 million to $4.0 million for the full year 2016. The difference between net loss and FFO is depreciation and amortization, which is anticipated to be $35.0 million to $36.0 million for the full year 2016. The difference between FFO and AFFO is deferred loan costs to the extent excluded from FFO, which are anticipated to total approximately $1.1 million for the full year 2016. The difference between net loss and NOI is depreciation and amortization, interest expense, the advisory and administrative fees and the reimbursement of adviser expenses, which are anticipated to total approximately $72.0 million to $74.0 million for the full year 2016. Our guidance assumes we owned all properties for the full year 2016. The Company expects approximately 21,293,825 shares to be outstanding during 2016.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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